MANAGEMENT'S REPORT ON ASSESSMENT OF COMPLIANCE WITH
REGULATION AB SERVICING CRITERIA

Pacific Life Insurance Company (the "Asserting Party") is responsible for assessing compliance, as of December 31, 2006, and for the period from September 28, 2006 (effective date of the earliest servicing agreement under the Securitized Commercial Mortgage Loans Platform) through December 31, 2006 (the "Reporting Period"), with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's Regulation AB, excluding the criteria set forth in Item 1122 (d)(1)(iii), (d)(2)(ii), (d)(2)(iii), (d)(2)(iv), (d)(2)(vi), (d)(3)(i), (d)(3)(ii), (d)(3)(iii), (d)(3)(iv), (d)(4)(i), (d)(4)(ii), (d)(4)(iii), (d)(4)(vi), (d)(4)(vii), (d)(4)(viii), (d)(4)(ix)(d)(4)(x), (d)(4)(xi), (d)(4)(xii), (d)(4)(xiii), (d)(4)(xiv) and (d)(4)(xv), which the Asserting Party has concluded are not applicable to the activities it performs, with respect to the asset-backed securities transactions covered by this report (such criteria, after giving effect to the exclusions identified above, the "Applicable Servicing Criteria"). The transactions covered by this report include all asset-backed transactions under the Securitized Commercial Mortgage Loans Platform (the "Platform"), as listed in Appendix A.

The Asserting Party has assessed the effectiveness of Pacific Life Insurance Company's compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that it has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2006, and for the Reporting Period with respect to the Platform taken as a whole.

Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report for the Platform on the assessment of compliance with the Applicable Servicing Criteria as of December 31, 2006, and for the Reporting Period as set forth in this assertion.

Pacific Life Insurance Company

/s/ Michael S. Robb
Michael S. Robb
Executive Vice President, Real Estate Division
February 16,2007

/s/ Michelle Stickles
Michelle Stickles
Vice President, Portfolio Management & Operations
February 16, 2007

PACIFIC LIFE INSURANCE COMPANY
700 Newport Center Drive Newport Beach California 92660-6397 Tel (949) 219-3011

APPENDIX A

SECURITIZED COMMERCIAL MORTGAGE LOANS PLATFORM

Trust Name	Loan Name

JP MOrgan Series 2006-LDP8	Tyson's Galleria
Morgan Stanley Series 2006-HQ10	Waterside Mall
JP Morgan Series 2006-FL1	Marriott Eastside Hotel